Exhibit 2.1

WAIVER and consent to business combination agreement and PLAN OF merger

This WAIVER AND CONSENT TO BUSINESS COMBINATION AGREEMENT AND PLAN OF MERGER (this “Waiver”), dated as of February 25, 2024, is made by and among Unifund Holdings, LLC, a Delaware limited liability company on behalf of the Target Companies and the Acquisition Entities (“Holdings”), Everest Consolidator Acquisition Corporation, a Delaware corporation (the “SPAC”), and Everest Consolidator Sponsor, LLC, a Delaware limited liability company (the “Sponsor”).

RECITALS

WHEREAS, Holdings, the SPAC, the Sponsor and such other parties party thereto entered into that certain Business Combination Agreement and Plan of Merger on May 19, 2023 (as amended, restated, supplemented or otherwise modified from time to time, the “BCA”);

WHEREAS, the Target Companies and the Acquisition Entities have determined it is in their respective best interest to explore strategic alternatives to the Transactions contemplated by the BCA and the Ancillary Agreements, including, without limitation, (a) one or more potential sales, whether structured as a sale of equity of some or all of the Target Companies and/or the Acquisition Entities, a sale of some, all or substantially all of the assets of some or all of the Target Companies and/or the Acquisition Entities or as a merger, consolidation or otherwise, including, without limitation, sales of one or more of the receivables portfolios held by any Target Company or Acquired Company, which may or may not be made in the ordinary course of their respective business (each, a “Sale Transaction”) and (b) one or more financing transactions, whether structured as debt, equity or a combination thereof, to provide for among things the refinancing of the Target Companies and Acquisition Entities’ existing senior secured credit facility (each, a “Financing Transaction” and together with any Sale Transaction, each, a “Strategic Transaction”);

WHEREAS, the Target Companies’ and the Acquisition Entities’ proposed participation in, and acts in furtherance of, a Strategic Transaction may currently or in the future breach certain provisions of the BCA, including, without limitation, Sections 7.1, 7.3, 7.7, 7.8, 10.1, 10.2, 10.6 and/or 10.11 (each, a “Specified Section” and collectively, the “Specified Sections”); and

WHEREAS, the SPAC and the Sponsor desire to consent to each of the Target Companies and the Acquired Entities exploration and negotiation of, and entry into, and consummation of, any and all Strategic Transactions and further desire to waive any breach under the BCA, including any breach of the Specified Section, or the other Ancillary Agreements caused by, arising from, or in connection with any Strategic Transaction; and

NOW THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereby agree as follows:

1.               Capitalized Terms. Except as otherwise defined in this Waiver, each capitalized term used but not otherwise defined herein shall have the same meaning as specified in the BCA.

2.               Termination. Each of the SPAC and the Sponsor hereby acknowledge and agree that the Agreement End Date is December 31, 2023, and pursuant to Section 12.1(g)(ii), the Target Companies may, upon notice to the SPAC and the Sponsor, terminate the BCA at any time in their sole and absolute discretion if the Transactions contemplated by the BCA have not been consummated by the Agreement End Date. The SPAC and Sponsor further acknowledge and agree that Transactions have not been consummated by the Agreement End Date, and, accordingly, the Target Companies may terminate the BCA in accordance with Section 12.1(g)(ii) at any time without payment of any fee or penalty, including, without limitation, payment of the Target Company Termination Fee, nor will such termination limit the SPAC and Sponsor’s obligations to the Target Companies, including for the payment of fees and expenses of the Target Companies under Section 13.6 of the BCA, and nothing herein or otherwise is or shall be construed as a waiver of the Target Companies’ right to terminate on such basis.

3.               Expenses. The SPAC and the Sponsor hereby acknowledge and agree that (a) pursuant to Section 13.6 of the BCA they are jointly and severally liable for the fees and expenses of the Target Companies in connection the BCA and the Transactions and (b) the SPAC and the Sponsor have not paid certain such expenses to date upon Holdings’ request. The SPAC and the Sponsor hereby acknowledge and agree that nothing herein shall alter, limit or be construed as a waiver of any such liability or their obligations to make all such payments.

4.               Waiver and Consent. The SPAC and the Sponsor hereby consent to each of the Target Companies and the Acquired Entities solicitation of, exploration and negotiation of, and entry into, and consummation of, any and all Strategic Transactions and waive any past, current or future defaults under the BCA or any other Ancillary Document caused by, arising from, or in connection with, any Strategic Transaction, including, without limitation, any breach of the Specified Sections. The SPAC and Sponsor further waive any and all other defaults or breaches of the BCA by any Target Company or Acquired Entity that may have occurred prior to or on the date hereof.

5.               Miscellaneous. Except as provided herein, the terms and provisions of each of the BCA and the Ancillary Agreements shall remain unmodified and continue in full force and effect. This Waiver shall not operate as a waiver of, or restrict in any manner whatsoever, the rights of the Target Companies or the Acquisition Entities with respect to any matters not described in this Waiver or any other rights of the Target Companies or their respective Affiliates under either the BCA or the Ancillary Agreements.

[Signature page follows.]

IN WITNESS WHEREOF, this Waiver has been duly executed as of the day and year first above written.

HOLDINGS:

UNIFUND HOLDINGS, LLC

By:	/s/ David Rosenberg
Name: David Rosenberg
Title: President

SPAC:

EVEREST CONSOLDATOR ACQUISITION CORP.

By:	/s/Adam Dooley
Name: Adam Dooley
Title: Chief Executive Officer

SPONSOR:

EVEREST CONSOLDATOR SPONSOR, LLC

By:	/s/Adam Dooley
Name: Adam Dooley
Title: Manager

[Signature page to Waiver and Consent to Business Combination Agreement and Plan of Merger]